CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-240872 on Form S-6 of our report dated October 9, 2020, relating to the financial statements of FT 8948, comprising Target Dvd. Dbl. Play 4Q '20 - Term 1/7/22 (Target Dividend Double Play Portfolio, 4th Quarter 2020 Series) and Target Dvd. Triple Play 4Q '20 - Term 1/7/22 (Target Dividend Triple Play Portfolio, 4th Quarter 2020 Series), appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

Chicago, Illinois

October 9, 2020